                                  EXHIBIT B




                        AMENDMENT NO. 2 TO AGREEMENT AND
                             PLAN OF REORGANIZATION
                       BY AND AMONG MICHAEL FOODS, INC.,
                           M.G. WALDBAUM COMPANY AND
                    PAPETTI'S HYGRADE EGG PRODUCTS,INC., AND
                           QUAKER STATE FARMS, INC.,
                     PAPETTI'S OF IOWA FOOD PRODUCTS, INC.,
                            MONARK EGG CORPORATION,
                             EGG SPECIALTIES, INC.,
                              PAPETTI FOODS, INC.,
                     CASA TRUCKING LIMITED PARTNERSHIP,
               PAPETTI TRANSPORT LEASING LIMITED PARTNERSHIP, AND
                 PAPETTI EQUIPMENT LEASING LIMITED PARTNERSHIP

  THIS AMENDMENT ("Amendment No. 2") is entered into as of February 26, 1997 (effective as of December 31, 1996) by and among MICHAEL FOODS, INC., a Delaware corporation ("Michael"), M.G. WALDBAUM COMPANY, a Nebraska corporation ("Acquisition") and PAPETTI'S HYGRADE EGG PRODUCTS, INC., a New Jersey corporation ("Papetti's Hygrade") and QUAKER STATE FARMS, INC., a Pennsylvania corporation ("Quaker"), PAPETTI'S OF IOWA FOOD PRODUCTS, INC., an Iowa corporation ("Papetti's of Iowa"), MONARK EGG CORPORATION, a Missouri corporation ("Monark"), EGG SPECIALTIES, INC., a Pennsylvania corporation ("Egg Specialties"), PAPETTI FOODS, INC., a New Jersey corporation ("Papetti Foods", and collectively with Quaker, Papetti's of Iowa, Monark, and Egg Specialties, the "Acquired Companies"), CASA TRUCKING LIMITED PARTNERSHIP, a New Jersey limited partnership ("Casa Trucking"), PAPETTI TRANSPORT LEASING LIMITED PARTNERSHIP, a New Jersey limited partnership ("Papetti Transport"), and PAPETTI EQUIPMENT LEASING LIMITED PARTNERSHIP, a New Jersey limited partnership ("Papetti Equipment" and together with Casa Trucking and Papetti Transport, the "Acquired Partnerships") (the Acquired Companies and the Acquired Partnerships are collectively referred to herein as the "Acquired Entities").

                                R E C I T A L S:

  As of June 28, 1996, Michael, Acquisition and Papetti's Hygrade and the Acquired Entities executed and delivered an Agreement and Plan of Reorganization which was amended and modified by Amendment No. 1 to the Agreement and Plan of Reorganization dated October 18, 1996 (together, the "Agreement") which the parties now desire to further modify and amend in certain respects.

  NOW, THEREFORE, the parties hereto covenant and agree as follows:

  1. Unless the context otherwise requires, all capitalized terms used herein shall have the meanings ascribed thereto in the Agreement.

  2. Schedules 2.1 and 2.2 are hereby amended in their entirety as provided in Exhibit A attached hereto.

  3.   Section 4.4 shall be amended in its entirety to read as follows:

       "4.4 Financial Statements. (i) The audited combined balance sheets of Papetti's Hygrade and the Acquired Entities as of December 31, 1995 and 1994 and the unaudited balance sheets of Papetti's Hygrade as of July 31, 1996 and of the Acquired Entities as of September 30, 1996 and (ii) the related statements of income and retained earnings and the statements of cash flows for the years and the periods then ended of Papetti's Hygrade and the Acquired Entities, together with the notes thereto, in the case of the audited financial statements for 1995 certified by Coopers & Lybrand, L.L.P. and for 1994 certified by Ehrenkrantz & Company, in each case the independent certified public accountants of Papetti's Hygrade and the Acquired Companies, have been previously delivered by Papetti's Hygrade and the Acquired Entities to Michael. Such audited financial statements and the notes thereto were prepared in accordance with GAAP consistently applied during the years covered by such audited financial statements, are in accordance with the books and records of Papetti's Hygrade and the Acquired Entities, and present fairly the financial condition and results of operations of Papetti's Hygrade and the Acquired Entities as of such dates and for such years. All transactions between Papetti's Hygrade and the Acquired Entities, on the one hand, and any of their respective Shareholders or Partners or their Affiliates, on the other hand, related to the business and operations of Papetti's Hygrade and the Acquired Entities (other than as related to compensation of any of the Shareholders or Partners, as applicable, who were employed by Papetti's Hygrade or any Acquired Entity during the years covered by the audited financial) have been included in the applicable audited financial statements. Except as set forth in Schedule 4.4 hereto, the unaudited financial statements of Papetti's Hygrade and the Acquired Entities delivered pursuant to this Section 4.4 have been prepared by management of Papetti's Hygrade and the Acquired Entities consistent with the accounting principles utilized in the preparation of the audited financial statements delivered pursuant to this Section 4.4 and, to the best knowledge of Papetti's Hygrade and each of the Acquired Entities, present fairly the financial condition and results of operations of Papetti's Hygrade and the Acquired Entities as of the date and for such periods covered by such unaudited financial statements, except for the lack of complete explanatory footnote disclosures required by GAAP. All transactions between Papetti's Hygrade and the Acquired Entities, on the one hand, and any of their respective Shareholders or Partners or their Affiliates, on the other hand, related to the business and operations of Papetti's Hygrade and the Acquired Entities (other than as related to compensation of any of the Shareholders or Partners, as applicable, who were employed by Papetti's Hygrade or any Acquired Entity during the periods covered by the unaudited financial statements) have been included in the applicable unaudited financial statements. For purposes of this Agreement, the "Balance Sheet" shall mean the combined balance sheets of Papetti's Hygrade at

  July 31, 1996 and of the Acquired Entities at September 30, 1996, and the respective dates thereof are referred to in this Agreement as the "Balance Sheet Dates." Michael further acknowledges that it has received an unaudited monthly balance sheet and an unaudited monthly statement of income for Papetti's Hygrade and each of the Acquired Entities for each month after the Balance Sheet Dates through January 31, 1997."

  4. Section 6.2.6 shall be amended in its entirety to read as follows:

   "6.2.6   Enter into or modify any material contract or commitment, incur any material liability, absolute or contingent, waive or fail to enforce any material right or enter into any other material transaction, other than in the ordinary course of business or in connection with this transaction, or enter into any commitment after December 20, 1996, with respect to operating leases or capital expenditures, including capital leases."

  5. Section 6.2.8 shall be amended in its entirety to read as follows:

   "6.2.8   Have made or become obligated to make any dividend payment or other distribution to the Shareholders or Partners of Papetti's Hygrade or any Acquired Entity other than dividends or distributions from the Acquired Entities that are pass-through entities for tax purposes to the extent of any federal, state or local income tax obligations of the Shareholders or Partners with respect to the taxable income of such entities since the Balance Sheet Date, provided that such dividends or distributions have not previously been made."

  6. The pre-existing language set forth in Section 6.11 shall be retained in its entirety; provided, however, that Section 6.11 shall be amended by adding thereto the following sentence to the end of the Section:

  "Prior to the Closing Date, Papetti's Hygrade and the Acquired Entities shall provide to Michael a complete list of salaries, bonuses, dividends and other distributions paid to the Shareholders and/or Partners of Papetti's Hygrade and the Acquired Entities during the period from September 30, 1996 through the Closing Date."

  7. The first sentence of Section 6.10 is hereby deleted and the following inserted in its place:

   "Financial Statements Subsequent to Balance Sheet Date. Papetti's Hygrade and the Acquired Entities shall deliver to Michael interim unaudited monthly balance sheets and unaudited monthly statements of income for Papetti's Hygrade and each of the Acquired Entities for each month after the Balance Sheet Dates through December 31, 1996."





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


  8. Article 8 is amended by adding thereto a new Section 8.18 as follows:

   "8.18 Papetti Farms Agreement. At Closing, Michael shall have executed and delivered to the Representative the Papetti Farms Agreement (as defined in Section 10.4 of this Agreement)."

  9. Section 9.10 shall be amended by revising the first sentence thereof in its entirety to read as follows:

  "At the Effective Time, the aggregate indebtedness of Papetti's Hygrade, the Acquired Companies and the Acquired Partnerships assumed by Michael shall not exceed $24,600,000."

  10.  Section 9.12 shall be amended in its entirety to read as follows:

   "9.12 Related Party Indebtedness. All amounts owing to Papetti's Hygrade or the Acquired Entities from Affiliates other than Acquired Entities in excess of $3,700,000 shall be repaid in cash at or prior to Closing and the remaining $3,700,000 of such related party indebtedness shall be eliminated or discharged."

  11.  Article 9 is amended by adding thereto a new Section 9.19 as follows:

   "9.19 Papetti Farms Agreement. At Closing, Papetti's Hygrade and the Acquired Entities shall have caused Papetti Farms, Inc. to execute and deliver to Michael the Papetti Farms Agreement."

  12.  Section 10.4 is hereby amended in its entirety to read as follows:

   "At Closing, Michael shall execute and deliver to the Representative, and Papetti's Hygrade and the Acquired Entities shall cause Papetti Farms, Inc. to execute and deliver to Michael an agreement, in substantially the form set forth as Exhibit H to this Agreement (the "Papetti Farms Agreement"), with respect to Michael's rights to acquire the ownership interest that Papetti Farms, Inc. holds in Sunbest-Papetti Farms and Papetti Farms, Inc.'s obligations to sell such ownership interest to Michael."

  13.  Section 13.1.5 is amended in its entirety to read as follows:

   "13.1.5 Papetti's Hygrade and the Acquired Entities or Michael if the transactions contemplated herein shall not have become effective on or before March 15, 1997."

  14. Notwithstanding any other provision in the Agreement to the contrary, prior to Closing Papetti's Hygrade and the Acquired Entities shall pay all professional fees incurred by them in connection with or as a result of the Agreement or the transactions contemplated





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

thereby, including all legal, accounting and consulting fees. The fees of Coopers & Lybrand LLP for investment banking advice and/or for estate or tax planning for the Shareholders and Partners of Papetti's Hygrade and the Acquired Entities shall be paid by such Shareholders or Partners, as the case may be, as provided for in Section 4.17 of the Agreement.

  15. M.G. Waldbaum Company may transfer the Acquired Companies and Acquired Partnerships to a wholly-owned subsidiary of M.G. Waldbaum Company by having the Mergers and Asset Acquisitions completed through such wholly-owned subsidiary, but M.G. Waldbaum Company nevertheless shall for purposes of this Agreement retain all of the rights and obligations of Acquisition under the Agreement.

  16. Except as otherwise provided for herein, the Agreement shall remain in full force and effect.

  IN WITNESS WHEREOF, each of the parties have caused this Amendment to the Agreement to be executed and delivered as of the day and year first above written.

                                           PAPETTI'S HYGRADE EGG PRODUCTS, INC.


                                           By:/s/ Arthur N. Papetti
                                               ----------------------
                                               Arthur N. Papetti, President

                                           QUAKER STATE FARMS, INC.


                                           By:/s/ Arthur N. Papetti
                                               ----------------------
                                               Arthur N. Papetti, Vice President

                                           PAPETTI'S OF IOWA FOOD PRODUCTS, INC.


                                           By:/s/ Arthur N. Papetti
                                              -----------------------
                                              Arthur N. Papetti, Vice President

                                           MONARK EGG CORPORATION


                                           By:/s/ Arthur N. Papetti
                                              -----------------------
                                              Arthur N. Papetti, Vice President

                                           EGG SPECIALTIES, INC.


                                           By:/s/ Arthur J. Papetti
                                              -----------------------
                                              Arthur J. Papetti, President





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


                                           PAPETTI FOODS, INC.


                                           By:/s/ Stephen Papetti
                                              -------------------------------
                                                   Stephen Papetti, President

                                              CASA TRUCKING LIMITED PARTNERSHIP

                                           BY CASA TRUCKING CORPORATION,
                                              GENERAL PARTNER


                                           By:/s/ Alfred Papetti
                                              -------------------------------
                                                   Alfred Papetti, President

                                              PAPETTI TRANSPORT LEASING
                                              LIMITED PARTNERSHIP

                                           BY PAPETTI TRANSPORT LEASING
                                              CORPORATION, GENERAL PARTNER


                                           By:/s/ Arthur J. Papetti
                                              --------------------------------
                                                   Arthur J. Papetti, President

                                              PAPETTI EQUIPMENT LEASING
                                              LIMITED PARTNERSHIP

                                           BY PAPETTI EQUIPMENT LEASING
                                              CORPORATION, GENERAL PARTNER


                                           By:/s/ Arthur J. Papetti
                                              --------------------------------
                                                   Arthur J. Papetti, President

                                           MICHAEL FOODS, INC.


                                           By:/s/ Jeffrey M. Shapiro
                                              ------------------------
                                              Jeffrey M. Shapiro,
                                              Executive Vice President

                                           M.G. WALDBAUM COMPANY


                                           By:/s/ Jeffrey M. Shapiro
                                              ------------------------
                                                   Jeffrey M. Shapiro, Secretary





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

                                   EXHIBIT A
                              SCHEDULE 2.1 AND 2.2

PURCHASE PRICE AND CONSIDERATION CALCULATION AND ADJUSTMENTS

PURCHASE PRICE CALCULATION

         Subject to the adjustments set forth in this Schedule 2.1 and 2.2, the aggregate purchase price shall be Eighty Million Four Hundred Fifty Thousand and no/100ths Dollars ($80,450,000).

CONSIDERATION PAYABLE TO THE SHAREHOLDERS/PARTNERS OF THE ACQUIRED ENTITIES

         Subject to the adjustments set forth in this Schedule 2.1 and 2.2 or in the Reorganization Agreement, the consideration to be paid at Closing shall be payable as follows:

                 Three Million One Hundred Ninety Five Thousand Four Hundred Fifty Five (3,195,455) Shares of Michael Common Stock shall be issued by Michael ratably to the Common Shareholders of Papetti's Hygrade, pursuant to the Papetti's Hygrade Reorganization in accordance with this Schedule 2.1 and 2.2 and in the manner set forth in Section 2.3 of the Agreement;

                 Forty-Five Million Three Hundred Thousand Dollars ($45,300,000) shall be paid in cash by Michael to the Shareholders and Partners of Papetti's Hygrade and the Acquired Entities in the amounts determined in accordance with this Schedule 2.1 and 2.2 and in the manner set forth in Section 2.4 of the Agreement.

CLOSING MARKET PRICE AND OTHER ADJUSTMENTS

         To the extent that the average of the last transaction prices of Michael Common Stock as reported by NASDAQ-NMS for the period of ten consecutive trading days ending three days prior to the date of Closing (the "Closing Date Average Price") is greater than or less than $11.00 per share, the difference between $11.00 and the Closing Date Average Price shall be multiplied by 3,195,455 (or such other number as shall equal the aggregate number of shares of Michael Common Stock that are to be issued to the Shareholders of Papetti's Hygrade) to determine the difference in value of the consideration payable in shares of Michael Common Stock between the date of the Agreement and the date of Closing (the "Stock Value Differential"). To the extent that the Closing Date Average Price is greater than $11.00, the cash portion of the consideration payable to the Shareholders of Papetti's Hygrade shall be decreased by one-half of the Stock Value Differential. To the extent that the Closing Date Average Price is less than $11.00, the cash portion of the consideration payable to the Shareholders of Papetti's Hygrade shall be increased by one-half of the Stock Value Differential. Except as set forth in the next paragraph of this Schedule 2.1 and 2.2, there shall be no





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

adjustment to 3,195,455 shares of Michael Common Stock to be issued to the Shareholders of Papetti's Hygrade at Closing based upon the Stock Value Differential, if any.

         In no event shall Michael be required to issue a number of shares of Michael Common Stock at the Closing that will equal or exceed 20% of its Common Stock then outstanding. To the extent that it is determined that the number of shares of Michael Common Stock that Michael would be required to issue at Closing will be 20% or more of the then-outstanding Common Stock without considering the Michael Common Stock to be issued hereunder, the number of shares required to be issued shall be reduced to the highest number of whole shares that Michael can issue without exceeding such limitation. In such event, the Shareholders of Papetti's Hygrade who would have been entitled to receive such shares of Michael Common Stock shall become entitled to receive the dollar amount of the shares of Michael Common Stock not issued on the basis of the Closing Date Average Price plus or minus the Stock Value Differential formula set forth in the immediately preceding paragraph. In no event shall Michael be required to issue more than 3,195,455 shares of its Common Stock in the transactions contemplated under the Agreement.

ALLOCATION OF CONSIDERATION AMONG PAPETTI'S HYGRADE REORGANIZATION, THE MERGERS OF THE ACQUIRED ENTITIES AND THE ASSET ACQUISITIONS OF THE ACQUIRED PARTNERSHIPS

         Subject to the adjustments set forth in this Schedule 2.1 and 2.2, the consideration to be paid at Closing shall be allocated among Papetti's Hygrade Reorganization, the Mergers of the Acquired Companies and the Asset Acquisitions of the Acquired Partnerships as follows:



      TRANSACTION                                             MICHAEL FOODS
      -----------                                             COMMON STOCK                         CASH
                                                              ------------                      ------------
Papetti's Hygrade Reorganization                             3,195,455 shares                    $18,350,000(1)
Quaker Merger                                                      -0-                             9,150,000
Papetti's of Iowa Merger                                           -0-                             4,800,000
Monark Merger                                                      -0-                             3,600,000
Egg Specialties Merger                                             -0-                             1,100,000
Papetti Foods Merger                                               -0-                             6,650,000
Casa Trucking Asset Acquisition                                    -0-                             1,650,000
Papetti Equipment Asset Acquisition                                -0-                                     0
Papetti Transport Asset Acquisition                                -0-                                     0


---------------
(1) As adjusted pursuant to this Schedule 2.1 and 2.2.

         The shares or cash to be distributed to each Shareholder or Partner of Papetti's Hygrade or an Acquired Entity shall be based on each Shareholder's or Partner's pro rata interest in Papetti's Hygrade, the respective Acquired Company or the respective Acquired Partnership as set forth on a schedule to be provided by the Representative at or prior to Closing.

         The description of the assets purchased and liabilities assumed in each Acquired Partnership acquisition shall be as set forth in each Acquisition Agreement.





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